Exhibit 99.10(a)

PWC Consent- Exhibit

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 35 to the Registration Statement on Form N-4 (333-59717) of Equitable America Variable Account A of Equitable Financial Life Insurance Company of America of (i) our report dated April 9, 2020 relating to the statutory-basis financial statements of Equitable Financial Life Insurance Company of America and (ii) our report dated April 21, 2020 (the “Report”) relating to the financial statements of each Variable Investment Option of Equitable America Variable Account A of Equitable Financial Life Insurance Company of America listed in the Report, which appear in this Registration Statement. We also consent to the references to us under the headings “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Charlotte, NC
April 22, 2020